News Release

Contact:	Randy Belote (Media)
(703) 280-2720
randy.belote@ngc.com

Steve Movius (Investors)
(703) 280-4575
steve.movius@ngc.com

Northrop Grumman Reports Strong Fourth Quarter and 2011 Financial Results

•	Q4 EPS from Continuing Operations Increase to $2.09; 2011 EPS from Continuing Operations Increase to $7.41

•	Free Cash Flow before Discretionary Pension Contributions Totals $1.4 Billion for Q4 and $2.5 Billion for 2011

•	11.8 Million Shares Repurchased in Q4 for $649 Million; 40.2 Million Shares Repurchased in 2011 for $2.3 Billion

•	2012 Guidance for EPS from Continuing Operations $6.40 to $6.70

FALLS CHURCH, Va. – Feb. 1, 2012 – Northrop Grumman Corporation (NYSE: NOC) reported that fourth quarter 2011 earnings from continuing operations increased 80 percent to $550 million, or $2.09 per diluted share, from $306 million, or $1.03 per diluted share, in the fourth quarter of 2010. Fourth quarter 2010 results included a pre-tax charge of $229 million, or $0.50 per diluted share, principally related to premiums paid to redeem $682 million in debt in 2010. Fourth quarter 2011 diluted earnings per share are based on 262.7 million weighted average shares outstanding compared with 296.9 million shares in the fourth quarter of 2010.

For 2011, earnings from continuing operations increased 10 percent to $2.1 billion, or $7.41 per diluted share, from $1.9 billion, or $6.32 per diluted share in 2010. The 17 percent increase in earnings per share reflects improved performance, more favorable pension expense, lower interest expense and a lower weighted average share count than in the prior year period, which more than offset the impact of lower sales and higher taxes. Earnings per share from continuing operations in 2010 included a non-recurring benefit of $0.99 per diluted share for an Internal Revenue Service (IRS) tax settlement, which was partially offset by the non-recurring charge of $229 million, or $0.49 per diluted share, for the 2010 debt redemption. These items increased 2010 earnings per share from continuing operations by $0.50 per diluted share. Excluding the impact of these 2010 items, 2011 earnings per share increased 27 percent. Diluted

Northrop Grumman Corporation

2980 Fairview Park Drive • Falls Church, VA 22042-4511

www.northropgrumman.com/media

Northrop Grumman Reports Strong Fourth Quarter and 2011 Financial Results	2

earnings per share for 2011 are based on 281.6 million weighted average shares outstanding compared with 301.1 million weighted average shares in 2010.

Fourth quarter 2011 sales totaled $6.5 billion compared with $6.9 billion in the prior year period. Sales in 2011 totaled $26.4 billion compared with $28.1 billion in 2010. The year-over-year change in sales reflects the impact of U.S. Government spending constraints and the company’s actions to reduce volume in non-core and underperforming businesses. The company also reduced its participation in the Nevada National Security Site joint venture (NSTec), and as a result, effective Jan. 1, 2011, the company no longer consolidates NSTec revenue, which represented sales of $579 million in 2010.

“Fourth quarter and full year results demonstrate our progress in achieving superior operating performance and effective cash deployment. Our businesses drove higher operating income, earnings, cash and a strong book-to-bill ratio for the quarter. Our 2012 guidance reflects our continued commitment to performance, affordability for our customers and strong cash generation. While we are in a challenging environment, we believe that we can continue to create value for shareholders, customers and employees,” said Wes Bush, chairman, chief executive officer and president.

Total backlog as of Dec. 31, 2011, was $39.5 billion compared with total backlog of $46.8 billion as of Dec. 31, 2010. The change in backlog reflects new business awards totaling $25.3 billion in 2011. Lower backlog includes a $3 billion adjustment for a change in the company’s backlog measurement criteria, which acknowledges the reduced likelihood of amounts remaining on certain open but unfulfilled contracts being realized as future sales.

Northrop Grumman Corporation

2980 Fairview Park Drive • Falls Church, VA 22042-4511

www.northropgrumman.com/media

Northrop Grumman Reports Strong Fourth Quarter and 2011 Financial Results	3

Table 1 - Financial Highlights

	Fourth Quarter		Total Year
($ in millions, except per share amounts)	2011	2010	2011	2010
Sales	$6,506	$6,903	$26,412	$28,143
Segment operating income	773	753	3,055	3,010
as % of sales	11.9%	10.9%	11.6%	10.7%
Operating income	799	675	3,276	2,827
as % of sales	12.3%	9.8%	12.4%	10.0%
Earnings from continuing operations	$550	$306	$2,086	$1,904
Diluted EPS from continuing operations	2.09	1.03	7.41	6.32
Net earnings	548	376	2,118	2,053
Diluted EPS	2.09	1.27	7.52	6.82
Cash provided by continuing operations	1,321	1,140	2,347	2,056
Free cash flow from continuing operations[1]	1,155	861	1,855	1,471

Pension-adjusted Operating Highlights
Operating income	$799	$675	$3,276	$2,827
Net pension adjustment[1]	(98)	(8)	(400)	(10)

Pension-adjusted operating income[1]	$701	$667	$2,876	$2,817
as % of sales[1]	10.8%	9.7%	10.9%	10.0%

Adjusted Per Share Data
Diluted EPS from continuing operations	$2.09	$1.03	$7.41	$6.32
Adjustment for non-recurring items[2]		0.50		(0.50)
After-tax net pension adjustment per share[1]	(0.24)	(0.02)	(0.92)	(0.02)

Adjusted diluted EPS from continuing operations[1]	$1.85	$1.51	$6.49	$5.80

Weighted average shares outstanding - Basic	258.2	291.8	276.8	296.9
Dilutive effect of stock options and stock awards	4.5	5.1	4.8	4.2

Weighted average shares outstanding - Diluted	262.7	296.9	281.6	301.1

1 Non-GAAP metric - see definitions at the end of this press release.

2 Adjustment to 2010 EPS for 1) $298 million tax benefit for IRS settlement in Q2 2010 and 2) $229 million pre-tax charge for debt redemption in Q4 2010.

Fourth quarter 2011 operating income increased $124 million or 18 percent, and as a percent of sales increased 250 basis points to 12.3 percent. For 2011, operating income increased 16 percent, and as a percent of sales increased 240 basis points to 12.4 percent. The improvement in both periods reflects higher segment operating income, an improvement in net pension adjustment and lower unallocated corporate expenses.

Despite lower sales, segment operating income increased in both the fourth quarter and full year. Fourth quarter 2011 segment operating income increased 3 percent to $773 million, and as a percent of sales improved 100 basis points to 11.9 percent, and 2011 segment operating income increased 1 percent, to $3.1 billion, and as a percent of sales increased 90 basis points to 11.6 percent. Net pension adjustment improved by $90 million in the fourth quarter and $390 million for the full year.

Northrop Grumman Corporation

2980 Fairview Park Drive • Falls Church, VA 22042-4511

www.northropgrumman.com/media

Northrop Grumman Reports Strong Fourth Quarter and 2011 Financial Results	4

Results for both periods reflect the spin-off of Huntington Ingalls Industries, Inc. (HII), the company’s former Shipbuilding business, effective March 31, 2011; Shipbuilding financial results are reported as discontinued operations.

Table 2 - Cash Flow Highlights

	Fourth Quarter			Total Year
($ in millions)	2011	2010	Change	2011	2010	Change
Cash provided by continuing operations before discretionary pension contributions [1]	$1,602	$1,360	$242	$2,995	$2,595	$400
After-tax discretionary pension pre-funding impact	(281)	(220)	(61)	(648)	(539)	(109)
Cash provided by continuing operations	1,321	1,140	181	2,347	2,056	291
Less:
Capital expenditures	(164)	(278)	114	(488)	(579)	91
Outsourcing contract & related software costs	(2)	(1)	(1)	(4)	(6)	2
Free cash flow from continuing operations[1]	1,155	861	294	1,855	1,471	384
After-tax discretionary pension pre-funding impact	281	220	61	648	539	109
Free cash flow from continuing operations before discretionary pension contributions[1]	$1,436	$1,081	$355	$2,503	$2,010	$493

1 Non-GAAP metric - see definitions at the end of this press release.

Cash provided by continuing operations before discretionary pension contributions through Dec. 31, 2011, increased to $3 billion from $2.6 billion in the prior year, and free cash flow from continuing operations before discretionary pension contributions through Dec. 31, 2011, increased to $2.5 billion from $2 billion in the prior year. Improvements in 2011 cash provided by continuing operations and free cash flow from continuing operations reflect higher earnings from continuing operations, improved working capital and lower tax payments.

Table 3 - 2012 Guidance Introduced

($ in millions, except per share amounts)
Sales	$ 24,700 - 25,400

Segment operating margin %[1]	~11%

Operating margin %	Mid to high 10%

Diluted EPS from continuing operations	$ 6.40 - 6.70

Cash provided by operations	$ 2,300 - 2,600

Free cash flow[1]	$ 1,800 - 2,100

1 Non-GAAP metric - see definitions at the end of this press release.

The company expects 2012 earnings per share from continuing operations of $6.40 to $6.70. Operating margin rate guidance for 2012 includes income of approximately $130 million for net pension adjustment, which is the difference between pension expense determined in accordance with Generally Accepted Accounting Principles (GAAP) and pension expense allocated to the business segments under U.S.

Northrop Grumman Corporation

2980 Fairview Park Drive • Falls Church, VA 22042-4511

www.northropgrumman.com/media

Northrop Grumman Reports Strong Fourth Quarter and 2011 Financial Results	5

Government Cost Accounting Standards (CAS). The estimated 2012 net pension adjustment is based on a discount rate of 5 percent and an expected long-term rate of return on plan assets of 8.25 percent, and also reflects a design change in the company’s pension plans.

Table 4 - Cash Measurements, Debt and Capital Deployment

($ in millions)	December 31, 2011	December 31, 2010
Cash & cash equivalents	$3,002	$3,701
Total debt	3,948	4,724
Net debt[1]	946	1,023
Net debt to total capital ratio[2]	6.6%	5.6%

1 Total debt less cash and cash equivalents.

2 Net debt divided by the sum of total debt and adjusted shareholders’ equity.

Changes in cash and cash equivalents include the following items for cash from operations, investing and financing through Dec. 31, 2011:

Operations

•	$1.0 billion discretionary pension contributions

•	$2.3 billion provided by continuing operations

•	$810 million for income taxes paid, net of refunds

Investing

•	$1.4 billion contribution received from spin-off of Shipbuilding

•	$488 million for capital expenditures

Financing

•	$2.3 billion for repurchases of common stock

•	$543 million for dividends paid

•	$768 million of principal payments of long term debt

•	$101 million provided by proceeds from exercises of stock options and issuance of common stock

Northrop Grumman Corporation

2980 Fairview Park Drive • Falls Church, VA 22042-4511

www.northropgrumman.com/media

Northrop Grumman Reports Strong Fourth Quarter and 2011 Financial Results	6

Table 5 - Business Results

Consolidated Sales & Segment Operating Income1

	Fourth Quarter			Total Year
($ in millions)	2011	2010	Change	2011	2010	Change
Sales
Aerospace Systems	$2,558	$2,666	(4%)	$10,458	$10,910	(4%)
Electronic Systems	1,868	1,873	-	7,372	7,613	(3%)
Information Systems	1,910	2,085	(8%)	7,921	8,395	(6%)
Technical Services	675	795	(15%)	2,699	3,230	(16%)
Intersegment eliminations	(505)	(516)		(2,038)	(2,005)
	$6,506	$6,903	(6%)	$26,412	$28,143	(6%)
Segment operating income[1]
Aerospace Systems	$325	$322	1%	$1,261	$1,256	-
Electronic Systems	256	272	(6%)	1,070	1,023	5%
Information Systems	196	178	10%	766	756	1%
Technical Services	56	49	14%	216	206	5%
Intersegment eliminations	(60)	(68)		(258)	(231)
Segment operating income[1]	$773	$753	3%	$3,055	$3,010	1%
as a % of sales[1]	11.9%	10.9%	100 bps	11.6%	10.7%	90 bps

Reconciliation to operating income
Unallocated corporate expenses	$(70)	$(83)	16%	$(166)	$(182)	9%
Net pension adjustment[1]	98	8	NM	400	10	NM
Reversal of royalty income included above	(2)	(3)	33%	(13)	(11)	(18%)
Operating income	799	675	18%	3,276	2,827	16%
as a % of sales	12.3%	9.8%	250 bps	12.4%	10.0%	240 bps
Interest expense	(53)	(63)	16%	(221)	(269)	18%
Other, net	36	(202)	118%	28	(192)	115%
Earnings from continuing operations before income taxes	782	410	91%	3,083	2,366	30%
Federal and foreign income tax expense	(232)	(104)	123%	(997)	(462)	(116%)
Earnings from continuing operations	550	306	80%	2,086	1,904	10%
Earnings from discontinued operations	(2)	70	NM	32	149	(79%)
Net earnings	$548	$376	46%	$2,118	$2,053	3%

1 Non-GAAP metric - see definitions and reconciliations at the end of this press release.

As of Jan. 1, 2012, the results of the missile business (principally the Intercontinental Ballistic Missile (ICBM) program), previously reported in Aerospace Systems, will be transferred to Technical Services. Schedule 6 of this press release provides a reconciliation of reported amounts for years 2009 through 2011, and three month periods in 2011 to reflect the missile business transfer from Aerospace Systems to Technical Services.

Other, net for the 2011 fourth quarter was income of $36 million compared with expense of $202 million in the prior year period, which included the $229 million pre-tax charge related to the redemption of debt.

Northrop Grumman Corporation

2980 Fairview Park Drive • Falls Church, VA 22042-4511

www.northropgrumman.com/media

Northrop Grumman Reports Strong Fourth Quarter and 2011 Financial Results	7

Fourth quarter 2011 federal and foreign income taxes totaled $232 million compared with $104 million in the prior year period. The effective tax rate for the 2011 fourth quarter was 29.7 percent compared with 25.4 percent in the prior year period.

Federal and foreign income taxes totaled $997 million in 2011 compared with $462 million in 2010, which included a $298 million benefit primarily related to final approval by the IRS and the U.S. Congressional Joint Committee on Taxation of the IRS’ examination of tax returns for the years 2004 through 2006. The effective tax rate for 2011 was 32.3 percent compared with 19.5 percent in 2010. The 2010 effective tax rate would have been approximately 32.1 percent, if adjusted for the $298 million benefit.

Northrop Grumman Corporation

2980 Fairview Park Drive • Falls Church, VA 22042-4511

www.northropgrumman.com/media

Northrop Grumman Reports Strong Fourth Quarter and 2011 Financial Results	8

Aerospace Systems ($ in millions)

	Fourth Quarter			Total Year
	2011	2010	% Change	2011	2010	% Change
Sales	$2,558	$2,666	(4.1%)	$10,458	$10,910	(4.1%)

Operating income	325	322	0.9%	1,261	1,256	0.4%

as a % of sales	12.7%	12.1%		12.1%	11.5%

Aerospace Systems fourth quarter and 2011 sales declined 4 percent principally due to lower volume for space systems and manned aircraft programs. Lower volume for space systems included reduced funding for weather satellite programs and the James Webb Space Telescope, as well as lower volume for several other space programs. The decline in manned aircraft sales for both periods is principally due to lower volume for the F-35 program, which transitioned to a units-of-delivery revenue recognition method beginning with low rate initial production lot 5.

Aerospace Systems fourth quarter 2011 operating income increased 1 percent and as a percent of sales increased to 12.7 percent from 12.1 percent. Aerospace Systems 2011 operating income increased slightly and as a percent of sales increased to 12.1 percent from 11.5 percent. Higher operating income and margin rate for both periods reflects improved program performance and lower amortization of purchased intangibles, which more than offset lower volume.

Electronic Systems ($ in millions)

	Fourth Quarter			Total Year
	2011	2010	% Change	2011	2010	% Change
Sales	$1,868	$1,873	(0.3%)	$7,372	$7,613	(3.2%)

Operating income	256	272	(5.9%)	1,070	1,023	4.6%

as a % of sales	13.7%	14.5%		14.5%	13.4%

Electronic Systems fourth quarter 2011 sales were comparable to the prior year period. Electronic Systems 2011 sales declined 3 percent due to lower volume for land and self protection systems ID/IQ contracts, such as Large Aircraft Infrared Countermeasures (LAIRCM) and Vehicular Intercommunication Systems (VIS), as a result of force reductions in overseas contingency operations. These declines were partially offset by higher volume for intelligence, surveillance and reconnaissance and other defense programs, such as Air Missile Defense Radar (AMDR).

Electronic Systems fourth quarter 2011 operating income declined 6 percent, and as a percent of sales totaled 13.7 percent compared with 14.5 percent in the prior year period. Fourth quarter 2011 operating income and margin rate include improved program performance, which was offset by reserves established for contractual matters and 2011 reductions in force.

Northrop Grumman Corporation

2980 Fairview Park Drive • Falls Church, VA 22042-4511

www.northropgrumman.com/media

Northrop Grumman Reports Strong Fourth Quarter and 2011 Financial Results	9

Electronic Systems 2011 operating income increased 5 percent, and as a percent of sales increased to 14.5 percent from 13.4 percent in 2010. Higher operating income and margin rate reflect improved program performance and positive adjustments for several programs winding down or nearing completion in land and self protection systems, and intelligence, surveillance and reconnaissance, partially offset by lower volume described above.

Information Systems ($ in millions)

	Fourth Quarter			Total Year
	2011	2010	% Change	2011	2010	% Change
Sales	$1,910	$2,085	(8.4%)	$7,921	$8,395	(5.6%)

Operating income	196	178	10.1%	766	756	1.3%

as a % of sales	10.3%	8.5%		9.7%	9.0%

Information Systems fourth quarter and 2011 sales declined 8 percent and 6 percent, respectively. The decline for both periods primarily reflects lower program volume for defense systems and civil systems. The trend in defense systems reflects reduced funding for existing programs and program completions. Lower sales for civil systems is principally due to the sale of the County of San Diego outsourcing contract in the second quarter of 2011, which impacted fourth quarter 2011 sales by $30 million and 2011 sales by $70 million.

Information Systems fourth quarter 2011 operating income increased 10 percent, and as a percent of sales increased to 10.3 percent from 8.5 percent in the prior year period. The increase in operating income and margin rate reflects improved performance and business mix in civil systems, including the effect of the sale of the County of San Diego outsourcing contract, which more than offset the decline in sales.

Information Systems 2011 operating income increased 1 percent, and as a percent of sales increased to 9.7 percent from 9 percent. The increase in operating income and margin rate are due to improved performance for civil systems programs, including the Commonwealth of Virginia IT outsourcing program, improved business mix resulting from the sale of the County of San Diego contract, both of which more than offset the impact of lower sales.

Northrop Grumman Corporation

2980 Fairview Park Drive • Falls Church, VA 22042-4511

www.northropgrumman.com/media

Northrop Grumman Reports Strong Fourth Quarter and 2011 Financial Results	10

Technical Services ($ in millions)

	Fourth Quarter			Total Year
	2011	2010	% Change	2011	2010	% Change
Sales	$675	$795	(15.1%)	$2,699	$3,230	(16.4%)

Operating income	56	49	14.3%	216	206	4.9%

as a % of Sales	8.3%	6.2%		8.0%	6.4%

Technical Services fourth quarter and 2011 sales declined 15 percent and 16 percent, respectively, due to portfolio shaping to improve performance and the change in the NSTec joint venture participation. As previously announced, effective Jan. 1, 2011, the company reduced its participation in the NSTec joint venture, and as a result did not record any sales for the joint venture in 2011. NSTec sales totaled $128 million and $579 million in the fourth quarter and full year 2010, respectively.

Technical Services fourth quarter 2011 operating income increased 14 percent, and as a percent of sales increased to 8.3 percent from 6.2 percent. Technical Services 2011 operating income increased 5 percent, and as a percent of sales increased to 8 percent from 6.4 percent. The increase in operating income as a percent of sales for both periods is principally due to the change in participation in the NSTec joint venture. Additionally, the increase in fourth quarter operating income reflects improved performance and contract close-outs on spares and repairs programs in integrated logistics and modernization, and the increase in 2011 operating income reflects improved performance for several defense and government services programs.

Northrop Grumman Corporation

2980 Fairview Park Drive • Falls Church, VA 22042-4511

www.northropgrumman.com/media

Northrop Grumman Reports Strong Fourth Quarter and 2011 Financial Results	11

About Northrop Grumman

Northrop Grumman will webcast its earnings conference call at 9:30 a.m. ET on Feb. 1, 2012. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s website at www.northropgrumman.com.

Northrop Grumman is a leading global security company providing innovative systems, products and solutions in aerospace, electronics, information systems, and technical services to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.

This release and the attachments contain statements, other than statements of historical fact, that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “intend,” “may,” “could,” “plan,” “project,” “forecast,” “believe,” “estimate,” “outlook,” “anticipate,” “trends,” “guidance,” and similar expressions generally identify these forward-looking statements. Forward-looking statements in this release and the attachments include, among other things, financial guidance regarding future sales, segment operating income, pension expense, employer contributions under pension plans and medical and life benefits plans, cash flow and earnings. Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Actual results may differ materially from those expressed or implied in these forward-looking statements due to factors such as: the effect of economic conditions in the United States and globally; changes in government and customer priorities and requirements (including, government budgetary constraints, shifts in defense spending, changes in import and export policies, and changes in customer short-range and long-range plans); access to capital; future sales and cash flows; the timing of cash receipts; effective tax rates and timing and amounts of tax payments; returns on pension plan assets, interest and discount rates and other changes that may impact pension plan assumptions; retiree medical expense; the outcome of litigation, claims, audits, appeals, bid protests and investigations; the adequacy of our insurance coverage and recoveries (including earthquake-related coverage); the costs of environmental remediation; our ability to attract and retain qualified personnel; the costs of capital investments; changes in organizational structure and reporting segments; risks associated with acquisitions, dispositions, spin-off transactions, joint ventures, strategic alliances and other business arrangements; possible impairments of goodwill or other intangible assets; the effects of legislation, rulemaking, and changes in accounting, tax or defense procurement rules or regulations; the acquisition or termination of contracts; technical, operational or quality setbacks in contract performance; our ability to protect intellectual property rights; risks associated with our nuclear operations; issues with, and financial viability of, key suppliers and subcontractors; availability of materials and supplies; controlling costs of fixed-price development programs; contractual performance relief and the application of cost sharing terms; allowability and allocability of costs under U.S. Government contracts; progress and acceptance of new products and technology; domestic and international competition; legal, financial and governmental risks related to international transactions; potential security threats, information technology attacks, natural disasters and other disruptions not under our control; and other risk factors disclosed in our filings with the Securities and Exchange Commission.

You should not put undue reliance on any forward-looking statements in this release. These forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise any forward-looking statements after we distribute this release.

Northrop Grumman Corporation

2980 Fairview Park Drive • Falls Church, VA 22042-4511

www.northropgrumman.com/media

Northrop Grumman Reports Strong Fourth Quarter and 2011 Financial Results	12

This release and the attachments also contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the company’s use of these measures are included in this release or the attachments.

Northrop Grumman Corporation

2980 Fairview Park Drive • Falls Church, VA 22042-4511

www.northropgrumman.com/media

NORTHROP GRUMMAN CORPORATION	SCHEDULE 1
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(preliminary and unaudited)

	Years Ended December 31
$ in millions, except per share amounts	2011	2010	2009
Sales and service revenues	$26,412	$28,143	$27,650
Operating costs and expenses	23,136	25,316	25,376
Operating income	3,276	2,827	2,274
Other (expense) income
Interest expense	(221)	(269)	(269)
Charge on debt redemption		(229)
Other, net	28	37	65
Earnings from continuing operations before income taxes	3,083	2,366	2,070
Federal and foreign income tax expense	997	462	636
Earnings from continuing operations	2,086	1,904	1,434
Earnings from discontinued operations, net of tax	32	149	252
Net earnings	$2,118	$2,053	$1,686
Basic Earnings Per Share
Continuing operations	$7.54	$6.41	$4.49
Discontinued operations	.11	.50	.79
Basic earnings per share	$7.65	$6.91	$5.28
Weighted-average common shares outstanding, in millions	276.8	296.9	319.2
Diluted Earnings Per Share
Continuing operations	$7.41	$6.32	$4.44
Discontinued operations	.11	.50	.77
Diluted earnings per share	$7.52	$6.82	$5.21
Weighted-average diluted shares outstanding, in millions	281.6	301.1	323.3
Net earnings (from above)	$2,118	$2,053	$1,686
Other comprehensive (loss) income
Change in cumulative translation adjustment	(4)	(41)	31
Change in unrealized (loss) gain on marketable securities and cash flow hedges, net of tax benefit (expense) of $2 in 2011, $0 in 2010, and $(23) in 2009	(4)	1	36
Change in unamortized benefit plan costs, net of tax benefit (expense) of $823 in 2011, $(183) in 2010, and $(374) in 2009.	(1,249)	297	561
Other comprehensive (loss) income, net of tax	(1,257)	257	628
Comprehensive income	$861	$2,310	$2,314

NORTHROP GRUMMAN CORPORATION	SCHEDULE 2
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(preliminary and unaudited)

$ in millions	December 31 2011	December 31 2010
Assets
Current Assets
Cash and cash equivalents	$3,002	$3,701
Accounts receivable, net of progress payments	2,964	3,329
Inventoried costs, net of progress payments	873	896
Deferred tax assets	496	392
Prepaid expenses and other current assets	411	244
Assets of discontinued operations		5,212
Total current assets	7,746	13,774
Property, plant, and equipment, net of accumulated depreciation of $3,933 in 2011 and $3,712 in 2010	3,047	3,045
Goodwill	12,374	12,376
Other purchased intangibles, net of accumulated amortization of $1,650 in 2011 and $1,613 in 2010	155	192
Pension and post-retirement plan assets	153	320
Long-term deferred tax assets	900	628
Miscellaneous other assets	1,036	1,075
Total assets	$25,411	$31,410
Liabilities and Shareholders’ Equity
Current Liabilities
Notes payables to banks and current portion of long-term debt	$13	$784
Trade accounts payable	1,481	1,573
Accrued employees’ compensation	1,196	1,146
Advance payments and billings in excess of costs incurred	1,777	1,969
Other current liabilities	1,668	1,763
Liabilities of discontinued operations		2,792
Total current liabilities	6,135	10,027
Long-term debt, net of current portion	3,935	3,940
Pension and post-retirement plan liabilities	4,079	3,089
Other long-term liabilities	926	918
Total liabilities	15,075	17,974
Shareholders’ Equity
Preferred Stock, $1 par value; 10,000,000 shares authorized; no shares issued and outstanding in 2011 and 2010
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2011 — 253,889,622; 2010 — 290,956,752	254	291
Paid-in capital	3,873	7,778
Retained earnings	9,699	8,124
Accumulated other comprehensive loss	(3,490)	(2,757)
Total shareholders’ equity	10,336	13,436
Total liabilities and shareholders’ equity	$25,411	$31,410

NORTHROP GRUMMAN CORPORATION	SCHEDULE 3
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Year Ended December 31
$ in millions	2011	2010	2009
Operating Activities
Sources of Cash — Continuing Operations
Cash received from customers
Progress payments	$4,803	$4,437	$2,957
Collections on billings	21,628	23,531	24,955
Other cash receipts	149	40	71
Total sources of cash — continuing operations	26,580	28,008	27,983
Uses of Cash — Continuing Operations
Cash paid to suppliers and employees	(22,059)	(23,759)	(23,761)
Pension contributions	(1,084)	(789)	(657)
Interest paid, net of interest received	(227)	(269)	(257)
Income taxes paid, net of refunds received	(810)	(1,071)	(774)
Income taxes paid on sale of business			(508)
Excess tax benefits from stock-based compensation	(17)	(22)	(2)
Other cash payments	(36)	(42)	(29)
Total uses of cash — continuing operations	(24,233)	(25,952)	(25,988)
Cash provided by continuing operations	2,347	2,056	1,995
Cash (used in) provided by discontinued operations	(232)	397	138
Net cash provided by operating activities	2,115	2,453	2,133
Investing Activities
Continuing Operations
Contribution received from the spin-off of Shipbuilding business	1,429
Additions to property, plant, and equipment	(488)	(579)	(473)
Purchases of short-term investments	(450)	(2)
Maturities of short-term investments	200
Proceeds from sale of business, net of cash divested	4	14	1,650
Other investing activities, net	48	(4)	(127)
Cash provided by (used in) investing activities by continuing operations	743	(571)	1,050
Cash used in investing activities by discontinued operations	(63)	(189)	(184)
Net cash provided by (used in) investing activities	680	(760)	866
Financing Activities
Common stock repurchases	(2,295)	(1,177)	(1,100)
Payments of long-term debt	(768)	(1,011)	(474)
Proceeds from issuance of long-term debt		1,484	843
Cash dividends paid	(543)	(545)	(539)
Proceeds from exercises of stock options and common stock issuances	101	142	51
Excess tax benefits from stock-based compensation	17	22	2
Other financing activities, net	(6)	(2)	(12)
Cash used in financing activities by continuing operations	(3,494)	(1,087)	(1,229)
Cash used in financing activities by discontinued operations		(179)
Net cash used in financing activities	(3,494)	(1,266)	(1,229)
(Decrease) Increase in cash and cash equivalents	(699)	427	1,770
Cash and cash equivalents, beginning of year	3,701	3,274	1,504
Cash and cash equivalents, end of year	$3,002	$3,701	$3,274

NORTHROP GRUMMAN CORPORATION	SCHEDULE 4
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Year Ended December 31
$ in millions	2011	2010	2009
Reconciliation of Net Earnings to Net Cash Provided by Operating Activities
Net earnings	$2,118	$2,053	$1,686
Net earnings from discontinued operations	(32)	(134)	(234)
Adjustments to reconcile to net cash provided by operating activities
Depreciation	462	446	429
Amortization of assets	82	109	121
Stock-based compensation	140	136	105
Excess tax benefits from stock-based compensation	(17)	(22)	(2)
Pre-tax gain on sale of businesses		(10)	(446)
Charge on debt redemption		229
(Increase) decrease in
Accounts receivable, net	350	(471)	345
Inventoried costs, net	(2)	(64)	(133)
Prepaid expenses and other current assets	16	36	(4)
Increase (decrease) in
Accounts payable and accruals	(341)	70	(133)
Deferred income taxes	441	89	204
Income taxes payable	(32)	(26)	65
Retiree benefits	(904)	(354)	60
Other, net	66	(31)	(68)
Cash provided by continuing operations	2,347	2,056	1,995
Cash (used in) provided by discontinued operations	(232)	397	138
Net cash provided by operating activities	$2,115	$2,453	$2,133
Non-cash Investing and Financing Activities
Sale of businesses
Liabilities Assumed by purchaser			$167

NORTHROP GRUMMAN CORPORATION	SCHEDULE 5
TOTAL BACKLOG AND CONTRACT AWARDS
(preliminary and unaudited)

$ in millions	December 31, 2011				December 31, 2010
	FUNDED (1)	UNFUNDED(2)	TOTAL BACKLOG(5)		TOTAL BACKLOG
Aerospace Systems	$9,614	$9,623	$19,237	(3)	$20,868
Electronic Systems	7,307	1,816	9,123		10,147
Information Systems	4,123	4,440	8,563		10,590
Technical Services	2,156	436	2,592	(4)	5,237
Total	$23,200	$16,315	$39,515		$46,842

(1)	Funded backlog represents firm orders for which funding is contractually obligated by the customer.
(2)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer.

Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity (IDIQ) orders.

(3)	Total backlog as of December 31, 2011, was reduced by $1.5 billion for the restructuring of the NPOESS program and the termination of certain space programs.
(4)	Total backlog as of December 31, 2011, was reduced by $1.7 billion to reflect a change in the company’s participation in the NSTec joint venture. Effective January 1, 2011, NSTec joint venture results are no longer consolidated in the company’s financial statements.
(5)	As of December 31, 2011, the company changed its backlog measurement criteria to include a valuation adjustment for open, unfulfilled contracts that are unlikely to be converted to future sales, but which have not been closed or de-obligated by the customer. As of December 31, 2011, the valuation adjustment reduced total backlog by $3 billion.

New Awards – The estimated value of contract awards included in backlog during the three months ended December 31, 2011, was $7.1 billion.

NORTHROP GRUMMAN CORPORATION	SCHEDULE 6
SEGMENT REALIGNMENT
($ in millions)
(preliminary and unaudited)

	SEGMENT NET SALES(3)							SEGMENT OPERATING INCOME(3)
	2009	2010	2011	2011				2009	2010	2011	2011
	Total	Total	Total	Three Months Ended				Total	Total	Total	Three Months Ended
	Year	Year	Year	Mar 31	Jun 30	Sep 30	Dec 31	Year	Year	Year	Mar 31	Jun 30	Sep 30	Dec 31
AS REPORTED(1)

Aerospace Systems	$10,419	$10,910	$10,458	$2,736	$2,592	$2,572	$2,558	$1,071	$1,256	$1,261	$301	$331	$304	$325

Electronic Systems	7,671	7,613	7,372	1,808	1,791	1,905	1,868	969	1,023	1,070	237	284	293	256

Information Systems	8,536	8,395	7,921	2,025	2,031	1,955	1,910	624	756	766	194	189	187	196

Technical Services	2,776	3,230	2,699	688	656	680	675	161	206	216	54	51	55	56

Intersegment Eliminations	(1,752)	(2,005)	(2,038)	(523)	(510)	(500)	(505)	(190)	(231)	(258)	(65)	(71)	(62)	(60)

Total	$27,650	$28,143	$26,412	$6,734	$6,560	$6,612	$6,506	$2,635	$3,010	$3,055	$721	$784	$777	$773

RECASTED AND REALIGNED(2)

Aerospace Systems	$9,876	$10,435	$9,964	$2,593	$2,472	$2,456	$2,443	$988	$1,213	$1,217	$288	$320	$295	$314

Electronic Systems	7,671	7,613	7,372	1,808	1,791	1,905	1,868	969	1,023	1,070	237	284	293	256

Information Systems	8,536	8,395	7,921	2,025	2,031	1,955	1,910	624	756	766	194	189	187	196

Technical Services	3,324	3,705	3,193	831	776	796	790	245	248	260	67	62	64	67

Intersegment Eliminations	(1,757)	(2,005)	(2,038)	(523)	(510)	(500)	(505)	(191)	(230)	(258)	(65)	(71)	(62)	(60)

Total	$27,650	$28,143	$26,412	$6,734	$6,560	$6,612	$6,506	$2,635	$3,010	$3,055	$721	$784	$777	$773

(1)	“As reported” are the amounts presented in the 2010 Form 8-K, filed June 17, 2011, which reflect the presentation of the Shipbuilding sector as discontinued operations.
(2)

Recasted and realigned amounts for years 2009 through 2011, and the three month periods in 2011, were adjusted to reflect the January 2012 transfer of the company’s missile business (principally the Intercontinental Ballistic Missile (ICBM) program), previously reported in Aerospace Systems and transferred to Technical Services.

(3)	Management uses segment net sales and segment operating income as internal measures of financial performance for the individual operating segments.

Non-GAAP Financial Measures Disclosure: Today’s press release contains non-GAAP (accounting principles generally accepted in the United States of America) financial measures, as defined by SEC (Securities and Exchange Commission) Regulation G and indicated by a footnote in the text of the release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Definitions are provided for the non-GAAP measures and reconciliations are provided in the body of the release. References to a “Table” in the definitions below relate to tables in the body of this press release. Other companies may define these measures differently or may utilize different non-GAAP measures.

Adjusted diluted EPS from continuing operations: Diluted EPS from continuing operations excluding the after-tax net pension adjustment per share, as defined below, the per share tax benefit recorded in the 2010 second quarter, and the per share charge for debt redemption recorded in the 2010 fourth quarter. These per share amounts are provided for consistency and comparability of operating results. Management uses adjusted diluted EPS from continuing operations, as reconciled in Table 1, as an internal measure of financial performance.

Cash provided by continuing operations before discretionary pension contributions: Cash provided by continuing operations before the after-tax impact of discretionary pension contributions. Cash provided by continuing operations before discretionary pension contributions has been provided for consistency and comparability of 2011 and 2010 financial performance and is reconciled in Table 2.

Free cash flow from continuing operations: Cash provided by continuing operations less capital expenditures and outsourcing contract and related software costs. We use free cash flow from continuing operations as a key factor in our planning for, and consideration of, strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow from continuing operations is reconciled in Table 2.

Free cash flow from continuing operations before discretionary pension contributions: Free cash flow from continuing operations before the after-tax impact of discretionary pension contributions. We use free cash flow from continuing operations before discretionary pension contributions as a key factor in our planning for, and consideration of, strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow from continuing operations before discretionary pension contributions is reconciled in Table 2.

Net pension adjustment: Pension expense determined in accordance with GAAP less pension expense allocated to the operating segments under U.S. Government Cost Accounting Standards (CAS). Net pension adjustment is presented in Table 1.

After-tax net pension adjustment per share: The per share impact of the net pension adjustment as defined above, after tax at the statutory rate of 35%, provided for consistency and comparability of 2011 and 2010 financial performance as presented in Table 1.

Northrop Grumman Corporation

2980 Fairview Park Drive • Falls Church, VA 22042-4511

www.northropgrumman.com/media

Pension-adjusted operating income: Operating income before net pension adjustment as reconciled in Table 1. Management uses pension-adjusted operating income as an internal measure of financial performance.

Pension-adjusted operating income as a % of sales: Pension-adjusted operating income as defined above, divided by sales. Management uses pension-adjusted operating income as a % of sales, as reconciled in Table 1, as an internal measure of financial performance.

Segment operating income: Total earnings from our four segments including allocated pension expense recognized under CAS. Reconciling items to operating income are unallocated corporate expenses, which include management and administration, legal, environmental, certain compensation and retiree benefits, and other expenses; net pension adjustment; and reversal of royalty income included in segment operating income. Management uses segment operating income, as reconciled in Table 5, as an internal measure of financial performance of our individual operating segments.

Segment operating margin % / Segment operating income as a % of sales: Segment operating income as defined above, divided by sales. Management uses segment operating income as a % of sales, as reconciled in Table 5, as an internal measure of financial performance.

####

Northrop Grumman Corporation

2980 Fairview Park Drive • Falls Church, VA 22042-4511

www.northropgrumman.com/media